Exhibit 99.3

WINTERGREEN ACQUISITION CORP

(Company)

Company number: 409590

CONSENT TO ACT AS INDEPENDENT DIRECTOR OF THE COMPANY

To:	Wintergreen Acquisition Corp

My signature below represents my consent to act as an Independent Director of Wintergreen Acquisition Corp (the “Company”) subject to, and with the benefit of the provisions of, its memorandum and articles of association, as amended from time to time.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any applicable law from acting as a director of the Company.

Full Name:	Caihong Chen

Address:	c/o Wintergreen Acquisition Corp.

Room 8326, Block B,

Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing, PRC

Very sincerely,

/s/ Caihong Chen	April 28, 2025
Caihong Chen	Date